Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and
Chief Executive Officer
(763) 551-5000
For Immediate Release
CONTACT:	Investor Relations/Media:
Cara O’Brien/Melissa Myron
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS SIGNS DEFINITIVE AGREEMENT

TO ACQUIRE ACORN STORES FROM GILMORE BROTHERS, INC.

Minneapolis, MN September 28, 2004 — Christopher & Banks Corporation (NYSE:CBK) today announced that it has signed a definitive agreement to purchase substantially all of the assets of Gilmore Brothers, Inc., a privately held women’s specialty retailer operating 20 stores in 9 states under the name Acorn.  The total purchase price for the assets of Kalamazoo, MI based Gilmore Brothers, Inc. will be approximately $7 million. This cash transaction has been approved by the boards of directors of Christopher & Banks and Gilmore Brothers, Inc. and is anticipated to close within 45 days.

Acorn offers high quality women’s fashion apparel along with complementary jewelry and accessories under private and branded labels.  Acorn’s merchandise assortments are developed to meet the needs of a spirited and confident woman who leads an active lifestyle, balancing a tight family focus with that of business and community involvement.  The Acorn customer is inspired by the fresh color, details and unique styling that call attention to her individuality.  The versatility of the product offering enables the Acorn customer to cross seasons and life events with ease and grace.

Bill Prange, Chairman and Chief Executive Officer of Christopher & Banks commented, “We became aware of Acorn about two years ago and were impressed with the atmosphere of the stores, the enthusiasm of those working in the stores and the market segment that Acorn serves.  The business model developed and refined by Acorn provides us a differentiated yet complementary third retail concept, which will enhance our strategic growth plans.”

“The Acorn customer, Sally, is a baby boomer woman who is more affluent and has a more upscale fashion taste than Mary and Tracy, our target customers at Christopher & Banks and C.J. Banks.

The acquisition of Acorn allows us to jump start our efforts to serve this important additional customer base.”

Management anticipates the acquisition of Acorn will contribute approximately $3.5 million in revenue in the fourth quarter and will be dilutive to fourth quarter earnings by approximately $0.01 per share.

Mr. Prange continued, “Martha Parfet, Acorn Chairperson, and her team have successfully positioned the Acorn store to appeal to an important niche market. Christopher & Banks expects to continue to employ the current Acorn staff with Stephen Phillips, Acorn President, heading up the operations.”

Mr. Prange concluded, “Christopher & Banks and Acorn share a strategic, cultural and operational view point.  The proven Acorn store model combined with our strong balance sheet and experience with rapidly growing a successful retail chain point to a bright future for Christopher & Banks and Acorn.  We look forward to this new affiliation and the opportunities that lie ahead of us.”

Christopher & Banks will hold a special investors conference call on September 30, 2004 at 9:00 a.m. Eastern time to discuss the acquisition and answer investor questions.  Interested parties should call 1-800-938-0653.  You may access this call via the internet at www.christopherandbanks.com.  A replay of the call will be available through October 6, 2004 and can accessed by dialing 1-877-519-4471.  The passcode for the replay is 5234928.  A replay can also be accessed at the company website at www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently the company operates 595 stores in 44 states.

For more information on Acorn, access the company website at www.acornstores.com.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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